Exhibit 99.1

GXO Hosts Investor Day, Outlines 2027 Financial Targets

In connection with the event, GXO announces estimated full year 2022 financial results and preliminary 2023 guidance

GREENWICH, Conn., January 12, 2023 — GXO Logistics, Inc. (NYSE: GXO), the world’s largest pure-play contract logistics provider, will host its first Investor Day today since becoming a publicly traded company on August 2, 2021. The event includes a presentation of the company’s detailed strategic plan to deliver its 2027 financial targets by members of executive management.

Malcolm Wilson, Chief Executive Officer of GXO, said, “In the 18 months since becoming a publicly traded company, we have expanded our roster of the world’s most respected brands and demonstrated the tremendous value a scaled, pure-play contract logistics provider can deliver. Today, we look forward to discussing the critical role we play within global supply chains, the market forces propelling our exceptional revenue growth to $17 billion and our plan to nearly triple adjusted EBITDA between 2021 and 2027. GXO’s key advantages – our technology, global scale and expertise – make us uniquely positioned to continue delivering outstanding performance and value to customers and shareholders.”

GXO’s 2027 Financial Targets

•8-12% organic revenue CAGR1,2 (2021 to 2027) to approximately $17 billion of revenue;
•Approximately 17% Adjusted EBITDA1,3 CAGR to approximately $1.6 billion, nearly tripling Adjusted EBITDA1 from 2021;
•More than 30% free cash flow conversion rate on Adjusted EBITDA1;
•Cumulative free cash flow1 generation of approximately $2 billion between 2021 and 2027; and
•More than 30% operating return on invested capital1.

Estimated Full Year 2022 Results

The company’s results of operations for the year ended December 31, 2022 are preliminary, unaudited and remain subject to change. Based on information available as of January 11, 2023, the company currently estimates that, for the year ended December 31, 2022, it expects to report:

•Total revenue of $9.0 billion, compared to total revenue of $7.9 billion for the year ended December 31, 2021;
•Net income attributable to GXO of $189 million to $199 million, compared to net income attributable to GXO of $153 million and pro forma net income attributable to GXO of $162 million for the year ended December 31, 2021; and
•Adjusted EBITDA1 of $720 million to $730 million, compared to Adjusted EBITDA1 of $611 million and pro forma Adjusted EBITDA1 of $633 million for the year ended December 31, 2021.

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.
2 Compound Annual Growth Rate (“CAGR”).
3 Earnings before interest, taxes, depreciation and amortization (“EBITDA”).

Preliminary 2023 Guidance

The company’s full-year 2023 financial outlook is as follows:

•Organic revenue1 growth of 6% to 8%; and
•Adjusted EBITDA1 of $700 million to $730 million.

GXO Investor Day presentation materials are available on GXO’s Investor Relations website at investors.gxo.com. A replay of the presentation will be posted following the live event at https://gxo.com/investor-day-2023.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing a diverse, world-class workplace for more than 130,000 team members across more than 970 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, Twitter, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial table below.

GXO's non-GAAP financial measures in this press release include: organic revenue CAGR, Adjusted EBITDA, pro forma Adjusted EBITDA, Adjusted EBITDA CAGR, free cash flow and operating return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate the non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

We believe that Adjusted EBITDA and pro forma Adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

Adjusted EBITDA and pro forma Adjusted EBITDA include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the financial table below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs are primarily related to severance costs associated with business optimization initiatives. Reconciliations of the midpoint of the company’s estimate of net income attributable to GXO to its estimate of Adjusted EBITDA for the full year 2022, net income attributable to GXO to Adjusted EBITDA and pro forma net income attributable to GXO to pro forma Adjusted EBITDA for the full year 2021, are provided below.

Pro forma Adjusted EBITDA includes adjustments for allocated corporate expenses and public company standalone costs. Allocated corporate expenses are those expenses that were allocated to the combined financial statements on a carve-out basis in accordance with U.S. GAAP. Public company standalone costs are estimated costs of operating GXO as a public standalone company following its spin-off from XPO, Inc. (“XPO”) effective as of August 2, 2021 and represents the midpoint of our estimated corporate costs.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle. We calculate ROIC as our trailing twelve-month Adjusted EBITA, net of income taxes paid divided by invested capital. We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from deconsolidated operations.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial preliminary 2023 guidance and 2027 financial targets, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our estimated full year 2022 results, preliminary 2023 guidance, and 2027 financial targets. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: the impact of the COVID-19 pandemic; economic conditions generally; supply chain challenges, including labor shortages; our ability to align our investments in capital assets, including equipment, and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; unsuccessful acquisitions or other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; our inability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; issues related to our intellectual property rights; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; a material disruption of the company's operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; the expected benefits of the spin-off, and uncertainties regarding the spin-off, including the risk that the spin-off will not produce the desired benefits; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions.

All forward-looking statements set forth in this report are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this report speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact
Chris Jordan
+1 (203) 536 8493
chris.jordan@gxo.com

Media Contact
Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Year Ended December 31,
	2022	2021
(In millions)	Midpoint(1)	As Reported	Pro forma(2)
Net income attributable to GXO	$194	$153	$162
Net income attributable to noncontrolling interest	3	8	8
Net income	$197	$161	$170
Interest expense, net	29	21	25
Income tax expense (benefit)	64	(8)	(5)
Depreciation and amortization expense(3)	329	335	335
Transaction and integration costs	61	99	99
Restructuring costs and other	32	4	4
Unrealized (gain) loss on foreign currency options and other	13	(1)	(1)
Adjusted EBITDA(4)	$725	$611	$627
Allocated corporate expense(5)			29
Public company standalone cost(6)			(23)
Pro forma Adjusted EBITDA(2)(4)			$633
(1) Reflects the midpoint of the preliminary estimates for the year ended December 31, 2022, derived from our internal records and based on the most current information available to management. Preliminary results may differ materially from actual results.
(2) Pro forma as prepared under combined financial statements for all periods before August 2, 2021, includes allocated expenses from XPO Corporate.
(3) Includes $68 million, $61 million and $61 million of intangible assets amortization, respectively.
(4) See the “Non-GAAP Financial Measures” section above.
(5) Excludes the impact of adjusted items and allocated interest expense, income tax, depreciation and amortization from XPO Corporate.
(6) Estimated costs of operating GXO as a standalone public company.